CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated February 8, 2024, with respect to the audited balance sheet of Source Agriculture Corp. as of December 31, 2023, and the related statements of operations, changes in member’s deficit, and cash flows for the period from May 20, 2023 to December 31, 2023, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

March 19, 2024